Exhibit 99
	For Release:	January 27, 2015
	Investor Contact:	Tim Thorp
218-723-3953
tthorp@allete.com
	Media Contact:	Amy Rutledge
218-723-7400
NEWS		arutledge@allete.com

ALLETE to acquire U.S. Water Services, Inc.,
an integrated water management company

DULUTH, Minn. - ALLETE, Inc. (NYSE:ALE) today announced that it has signed a definitive agreement to purchase U.S. Water Services, Inc., an integrated industrial water management company. ALLETE will initially purchase 87 percent of U.S. Water for $168 million, based on a total implied enterprise value of $194 million. Current employees and management of U.S. Water will continue to own the remaining 13 percent. ALLETE will purchase the remaining 13 percent interest in the future for a contingent amount based on U.S. Water’s future earnings. The transaction is expected to close upon satisfaction of customary closing conditions, including compliance with Hart-Scott-Rodino antitrust clearing requirements.
Headquartered in St. Michael, Minn., U.S. Water has a national footprint and serves a growing and diverse mix of over 3,600 industrial customers, including a significant number of Fortune 500 companies. U.S. Water provides integrated water management for industry, combining chemical, equipment, engineering and service for customized solutions to reduce water and energy usage and improve efficiency.
U.S. Water helps customers achieve efficient and sustainable use of their energy systems, is a leading provider to the biofuels industry, and has a growing presence in the power generation and midstream oil and gas industries.
“Water and energy are intricately linked, and attention to that nexus is increasing,” said Al Hodnik, chairman, president and CEO of ALLETE. “Just as with energy, regulation and social expectations will increasingly drive water conservation, especially as water scarcity becomes a growing challenge. We believe the demand for sustainable water management solutions will increase over time as large users seek ways to enhance efficiency and improve their bottom line.”
The acquisition of U.S. Water is consistent with ALLETE’s stated strategy of investing in energy infrastructure and related services to complement its core regulated utility, balance exposure to business cycles and changing demand, and provide long-term earnings growth. Hodnik said that with this acquisition, ALLETE will now focus its infrastructure and related service efforts on growing ALLETE Clean Energy and U.S. Water.
“U.S. Water is an attractive size for ALLETE, has demonstrated consistent growth, and will provide supportive cash flows with minimal capital requirements,” Hodnik said. “It’s important to us that U.S. Water’s integrated approach to finding customized solutions for its customers has resulted in exceptional customer retention that exceeds 90 percent and produces consistent recurring revenues.”
“We are excited about joining the ALLETE team, and believe U.S. Water will be a great fit,” said Allan Bly, U.S. Water Founder and CEO. “This combination will provide a platform for long-term success and growth for our company and employees.” U.S. Water’s management team is expected to remain in place, as will the company’s St. Michael, Minn. headquarters.
U.S. Water generated revenue of approximately $120 million during 2014, and ALLETE projects future revenue growth of 10 percent to 15 percent annually. ALLETE expects the acquisition to provide long-term earnings growth and diversity, and have no material impact on 2015 earnings per share. ALLETE’s previously stated 2015 earnings guidance is unchanged, and excludes transaction costs. The transaction will be financed with a combination of cash, equity raised from existing programs and temporary short-term debt.
“We are focused on providing sustainable solutions to our customers,” said Hodnik, “and our EnergyForward and Power of One initiatives at Minnesota Power, renewable energy investments at ALLETE Clean Energy, and investment in U.S. Water are great examples.”

ALLETE remains predominantly a regulated utility through Minnesota Power, Superior Water, Light & Power and an investment in the American Transmission Company. Minnesota Power is well positioned for the future as it executes on its EnergyForward initiative and serves a potentially growing industrial customer base. ATC is poised for future growth both organically and through its partnership with Duke Energy. ALLETE’s infrastructure and related services businesses include ALLETE Clean Energy, BNI, and U.S. Water Services. ALLETE Clean Energy has a growing portfolio of wind generating facilities, and U.S. Water provides integrated water management to a growing base of industrial and commercial customers. ALLETE is committed to earning a financial return that rewards its shareholders, allows for reinvestment in its business and sustains growth. The company has a long-term objective of achieving minimum average earnings growth of 5 percent annually and maintaining a competitive dividend payout.
Financial advisory services for this transaction were provided by Piper Jaffray and J. P. Morgan. More information about U.S. Water Services, Inc. can be found at its website: www.uswaterservices.com. ALLETE’s corporate website is www.allete.com.
ALLETE is an energy company headquartered in Duluth, Minn. In addition to its electric utilities, Minnesota Power and Superior Water, Light and Power of Wisconsin, ALLETE owns ALLETE Clean Energy, based in Duluth, BNI Coal in Center, N.D., and has an eight percent equity interest in the American Transmission Co. More information about ALLETE is available at www.allete.com.

The statements contained in this release and statements that ALLETE may make orally in connection with this release that are not historical facts, are forward-looking statements. Actual results may differ materially from those projected in the forward-looking statements. These forward-looking statements involve risks and uncertainties and investors are directed to the risks discussed in documents filed by ALLETE with the Securities and Exchange Commission.
ALLETE's press releases and other communications may include certain non-Generally Accepted Accounting Principles (GAAP) financial measures. A non-GAAP financial measure is defined as a numerical measure of a company's financial performance, financial position or cash flows that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP in the company's financial statements.

Non-GAAP financial measures utilized by the Company include presentations of earnings (loss) per share. ALLETE's management believes that these non-GAAP financial measures provide useful information to investors by removing the effect of variances in GAAP reported results of operations that are not indicative of changes in the fundamental earnings power of the Company's operations. Management believes that the presentation of the non-GAAP financial measures is appropriate and enables investors and analysts to more accurately compare the company's ongoing financial performance over the periods presented.